Exhibit 99.1
Investor Relations:
Geoffrey M. Boyd Chief Financial Officer 612-436-6486 Media Inquiries John Nee Vice President, Marketing Integra Telecom 503-453-8000

For Immediate Release

Eschelon Telecom, Inc. Announces Completion of
Acquisition by Integra Telecom, Inc.

Minneapolis, MN – August 31, 2007: Eschelon Telecom, Inc. today announced the completion of its merger with a wholly-owned subsidiary of Integra Telecom, Inc.  Under the terms of the merger agreement, holders of Eschelon’s common stock shall receive $30.00 per share in cash.  As a result of this transaction, Eschelon’s common stock will no longer trade on the NASDAQ Global Market.  The combination yields one of the largest competitive local exchange carriers in the nation.

Integra financed the total purchase price of approximately $710 million, including the repayment of approximately $144 million of the Company’s debt, through approximately $1.2 billion in new capital. The new capital includes: i) senior secured debt facilities placed by Deutsche Bank Securities and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and CIBC as Co-Agent, and ii) senior notes placed by Deutsche Bank Securities with CIBC acting as lead manager.

“The combination of Integra and Eschelon represents the best combination of well run companies in the CLEC space that I can imagine,” said Richard A. Smith, former president and CEO of Eschelon Telecom. “This transaction will increase product offerings for customers, support both sets of shareowners, and generate increased career opportunities for associates of the combined company.”

Richard A. Smith has served as Eschelon’s president since April, 2000, and chief executive officer since July of 2003. Effective immediately, Dudley Slater, chief executive officer of Integra Telecom will take control of the combined organization. Smith has accepted a position on Integra’s Board of Directors.

Smith added, “It will be a pleasure to watch, as a board member, what will be accomplished by the Integra and Eschelon team over the next several years – I am looking forward to it!”

Eschelon customers do not need to do anything differently as a result of the transaction.  All active contracts and customer term agreements will remain in effect and will be honored by Integra.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 53 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,470 telecommunications/Internet professionals, serves over 65,000 business customers and has approximately 655,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.  For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the risks that may be described in the Eschelon Telecom, Inc.’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom, Inc. undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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